Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-151292) of CONSOL Energy Inc. and in the related Prospectus and Registration Statements Form S-8 (File No. 333-126057, File No. 333-126056, File No. 333-113973 and File No. 333-87545) of CONSOL Energy, Inc. of our reports dated February 17, 2009, with respect to the consolidated financial statements and schedule of CONSOL Energy, Inc., and the effectiveness of internal control over financial reporting of CONSOL Energy, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania

February 17, 2009